UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 SCHEDULE 13D/A
                    Under the Securities Exchange Act of 1934
                                (Amendment No. 3)

                              HeadHunter.NET, Inc.
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                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
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                         (Title of Class of Securities)

                                    422077107
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                                 (CUSIP Number)

                              Barry J. Wagner, Esq.
                                 General Counsel
                               Omnicom Group Inc.
                          437 Madison Avenue, 9th Floor
                            New York, New York 10022
                                 (212) 415-3600

--------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                                December 29, 2000
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             (Date of Event which Requires Filing of this Statement)

If the reporting person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].


                              (Page 1 of 14 Pages)

      This amendment amends and supplements the information set forth in the Statement on Schedule 13D filed on July 31, 2000 (as previously amended, the "Schedule 13D"), by Omnicom Group Inc. ("Omnicom") and Bernard Hodes Group Inc. ("BHG" and, together with Omnicom, the "Reporting Persons") relating to common stock of HeadHunter.Net, Inc. (the "Issuer") received by them in a business combination transaction.

Item 7.  Material to be Filed as Exhibits.

Item 7 is hereby amended as follows:

Exhibit 1: Merger Agreement, as amended (incorporated by reference to Exhibit
           2.2 to HeadHunter.NET, Inc.'s Form S-4, as filed with the SEC on June 19, 2000).

Exhibit 2: Shareholders' Agreement (incorporated by reference to Exhibit 2 to
           Amendment No. 1 to Schedule 13D filed by Omnicom and BHG with the SEC on August 2, 2000).

Exhibit 3: Waiver (incorporated by reference to Exhibit 3 to the Schedule 13D filed by Omnicom and BHG with the SEC on August 1, 2000).

Exhibit 4: Registration Rights Agreement (incorporated by reference to Exhibit 4 to Amendment No. 1 to Schedule 13D filed by Omnicom and BHG with the SEC on August 2, 2000).

Exhibit 5: Credit Agreement (incorporated by reference to Exhibit 5 to Amendment
           No. 1 to Schedule 13D filed by Omnicom and BHG with the SEC on August 2, 2000).

Exhibit 6: Agreement Among Filing Parties (incorporated by reference to Exhibit
           6 to the Schedule 13D filed by Omnicom and BHG with the SEC on August 1, 2000).

Exhibit 7: Stock Transfer Agreement, dated December 29, 2000 (filed herewith).


                              (Page 2 of 14 Pages)

                                   SIGNATURES

      After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certify that the information set forth in this statement is true, complete and correct, and agree that this Statement may be filed collectively on behalf of each of the undersigned by Omnicom Group Inc. and Bernard Hodes Group Inc.

Date:  January 5, 2001                      OMNICOM GROUP INC.



                                            By:  /s/ RANDALL J. WEISENBURGER
                                               ---------------------------------
                                                     Executive Vice President

                                            BERNARD HODES GROUP INC.

                                            By:  /s/ RANDALL J. WEISENBURGER
                                               ---------------------------------
                                                     Executive Vice President

                              (Page 3 of 14 Pages)

                                  EXHIBIT INDEX

Exhibit 1: Merger Agreement, as amended (incorporated by reference to Exhibit
           2.2 to HeadHunter.NET, Inc.'s Form S-4, as filed with the SEC on June 19, 2000).

Exhibit 2: Shareholders' Agreement (incorporated by reference to Exhibit 2 to
           Amendment No. 1 to Schedule 13D filed by Omnicom and BHG with the SEC on August 2, 2000).

Exhibit 3: Waiver (incorporated by reference to Exhibit 3 to the Schedule 13D filed by Omnicom and BHG with the SEC on August 1, 2000).

Exhibit 4: Registration Rights Agreement (incorporated by reference to Exhibit 4 to Amendment No. 1 to Schedule 13D filed by Omnicom and BHG with the SEC on August 2, 2000).

Exhibit 5: Credit Agreement (incorporated by reference to Exhibit 5 to Amendment
           No. 1 to Schedule 13D filed by Omnicom and BHG with the SEC on August 2, 2000).

Exhibit 6: Agreement Among Filing Parties (incorporated by reference to Exhibit
           6 to the Schedule 13D filed by Omnicom and BHG with the SEC on August 1, 2000).

Exhibit 7: Stock Transfer Agreement, dated December 29, 2000 (filed herewith).


                              (Page 4 of 14 Pages)